Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Stock Incentive Plan of Smart & Final Stores, Inc. of our reports dated March 16, 2017, with respect to the consolidated financial statements and schedules of Smart & Final Stores, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Smart & Final Stores, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended January 1, 2017, filed with the Securities and Exchange Commission.

Los Angeles, California
/s/ Ernst & Young LLP
July 26, 2017